Exhibit 10.1

AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment to Amended and Restated Employment Agreement (this “Amendment”) is entered into as of December 23, 2011 by and between Saba Software, Inc., a Delaware corporation (“Saba”), and Bobby Yazdani (“Executive”).

R E C I T A L S

WHEREAS, Saba and Executive have entered into that certain Amended and Restated Employment Agreement dated as of April 8, 2009 (the “Agreement”); and

WHEREAS, Saba and Executive desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Saba and Company hereby agree to amend the Agreement as follows:

A M E N D M E N T

1. Definitions. Except as otherwise provided herein, capitalized terms used in this Amendment shall have the definitions set forth in the Agreement.

2. Amendment.

a. Sections 2.1. Section 2.1 of the Agreement is hereby amended to read in its entirety as follows:

“2.1 Base Salary. In consideration of the services to be rendered under this Agreement, while employed by the Company, Company shall pay Executive an initial base annual salary of five hundred thousand dollars ($500,000.00), less standard deductions and withholdings, payable in regular periodic payments in accordance with Company payroll policy. Such salary shall be prorated for any partial month of employment on the basis of a 30-day fiscal month. Such base salary shall be subject to annual review by the Board of Directors.”

b. Sections 2.2. Section 2.2 of the Agreement is hereby amended to read in its entirety as follows:

“2.2 Bonus. Executive will be eligible to receive bonuses totaling 100% (120% for fiscal year 2012 only) of his base salary annually (such annual amount, the “Target Bonus”), the exact amount of each such bonus to be determined by the Board of Directors based upon Executive achieving certain performance criteria and the Company achieving specific financial goals, in each case to be determined by the Board of Directors. Any such bonus shall be payable at the direction of the Board of Directors either after the end of the fiscal year or quarterly after the end of each fiscal quarter, and shall be prorated for partial fiscal periods. Such bonuses shall in no event be paid later than 2 ½ months after the close of the Company’s fiscal year in which such bonus was earned. In addition, Executive shall be eligible for such additional bonuses as may be awarded by the Board of Directors in its sole discretion from time to time.”

c. Section 4.3.1. Section 4.3.1 of the Agreement is hereby amended to read in its entirety as follows:

“4.3.1 Target Bonus and Base Salary. On the date of the termination of Executive’s employment, the Company shall pay to Executive, or to Executive’s beneficiaries or estate as appropriate, in a single lump-sum payment, subject to standard deductions and withholdings, Executive’s Target Bonus for any partially completed bonus period, as if the applicable performance criteria and Company financial goals had been achieved completely, pro rated based on the number of days actually elapsed through the date of termination in the bonus period in which such termination occurs. In addition, the Company shall pay to Executive, or to Executive’s beneficiaries or estate, as appropriate, two (2) times the sum of (i) an amount equal to that number of months of Executive’s then current base salary equal to the sum of six (6) months plus one month for every twelve month period, including nonconsecutive months, Executive has been employed by the Company prior to the date of termination (which sum shall not exceed twelve (12) months) (collectively, the “Severance Months”), and (ii) an amount equal to the product of (x) the quotient of the number of Severance Months divided by 12, and (y) the Target Bonus amount (the “Bonus Severance Amount”), less all applicable standard deductions and withholdings. Such amounts payable in the preceding sentence shall be payable in the form of salary continuation (with amounts attributable to the Target Bonus prorated monthly). Subject to timely receipt by the Company of the executed release agreement, the first payment of any such salary continuation shall be made within ten (10) days after the Release Date and shall include any salary continuation payments (including amounts attributable to the Target Bonus) that accrued to Executive post-termination of employment but that were not paid pending receipt of the executed release agreement.”

d. Section 4.6. Section 4.6 of the Agreement is hereby amended to read in its entirety as follows:

“4.6 Limitation on Payments. In the event that any of the payments or benefits provided for in this Agreement or otherwise (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 4.6, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s payments or benefits under this Agreement or otherwise will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such payments or benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Executive on an after-tax basis of the greatest amount of payments and benefits, notwithstanding that all or some portion of such payments or benefits may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 4.6 will be made in writing by the Company’s independent public accountants immediately prior to the Change of Control (the “Accountants”), whose determination will be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 4.6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4.6. The Company will bear all fees and costs payable to the Accountants in connection with any calculations contemplated by this Section 4.6. Any reduction in payments and/or benefits required by this Section 4.6 shall occur in the following order: (1) reduction of cash payments, (2) reduction of equity acceleration (full-value awards first, then stock options), and (3) other benefits paid to the Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the equity awards.”

e. Section 13. Section 13 of the Agreement is hereby amended to read in its entirety as follows:

“13. Compliance with Section 409A of the Internal Revenue Code of 1986, as amended. If the Company determines that Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder at the time of his Separation, then the severance payments under Section 4, to the extent not exempt from Section 409A of the Code, shall accrue and, to the extent accrued, shall be made commencing the seventh month after Executive’s Separation.”

3. Miscellaneous. Except as expressly modified hereby, all terms, conditions and provisions of the Agreement shall continue in full force and effect. In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control. This Amendment and the Agreement constitute the entire and exclusive agreement between the parties with respect to this subject matter. All previous discussions and agreements with respect to this subject matter are superseded by the Agreement and this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives, effective as of the date first written above.

SABA SOFTWARE, INC.	BOBBY YAZDANI

By:

Name:

Title:

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